UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): April 13, 2022

(Exact name of registrant as specified in its charter)

Delaware	001-35720	45-3052669
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

15 Koch Road, Corte Madera, California 94925

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (415) 924-1005

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol	Name of each exchange on which registered
Common Stock, $0.0001 par value	RH	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01.	Other Events.

On April 13, 2022, RH (the “Company”) entered into individual privately negotiated transactions (the “Note Repurchase Agreements”) with certain holders of its 0.00% convertible notes due in 2023 (the “2023 Notes”) and its 0.00% convertible notes due in 2024 (the “2024 Notes” and together with the 2023 Notes, the “Notes”), pursuant to which the Company will pay an aggregate of approximately $175 million in cash for the repurchase of approximately $45 million and $130 million in aggregate principal amount of the 2023 and 2024 Notes, respectively (the “Note Repurchases”).

Pursuant to the Note Repurchase Agreements, the purchase price is payable in cash based on pricing formulations linked to the volume weighted average trading price for RH’s Common Stock over a price measurement period with respect to each Note Repurchase Agreement and the final aggregate purchase price for the Note Repurchases may vary based on actual prices for the Common Stock during the measurement period.

Following the completion of the Note Repurchases, approximately $20 million and $86 million in aggregate principal amount of 2023 and 2024 Notes, respectively, will remain outstanding.

In connection with the Note Repurchases, the Company expects to unwind a portion of the bond hedges associated with the aggregate principal amount of Notes repurchased as well as the outstanding warrants originally issued in conjunction with such bond hedges.

Forward-Looking Statements

This Current Report on Form 8-K contains forward-looking statements within the meaning of the federal securities laws, including the aggregate cash purchase price anticipated to be paid with respect to the Note Repurchases and expectations that the Company will unwind a portion of the bond hedges associated with the aggregate principal amount of Notes repurchased as well as the outstanding warrants originally issued in conjunction with such bond hedges. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as “if,” “anticipate,” “estimate,” “expect,” “project,” “plan,” “intend,” “believe,” “may,” “will,” “should,” “likely” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future events. We cannot assure you that future developments affecting us will be those that we have anticipated. Important risks and uncertainties that could cause actual results to differ materially from our expectations include, among others, risks and uncertainties concerning the final terms and conditions on which transactions may be completed with respect to the Note Repurchases and related transactions with respect to unwinding of a portion of the bond hedges associated with the aggregate principal amount of Notes repurchased as well as the outstanding warrants originally issued in conjunction with such bond hedges, uncertainties regarding completion of additional similar transactions and those other risks and uncertainties disclosed under the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in RH’s Annual Report on Form 10-K most recently filed with the Securities and Exchange Commission, and similar disclosures in subsequent reports filed with the SEC, which are available on our investor relations website at ir.rh.com and on the SEC website at www.sec.gov. You should not place undue reliance on these forward-looking statements. Any forward-looking statement made by us on this Current Report on Form 8-K speaks only as of the date on which we make it. RH expressly disclaims any obligation or undertaking to release publicly any updates or revisions to such statements to reflect any change in its expectations with regard thereto or any changes in the events, conditions or circumstances on which any such statement is based.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RH

Dated: April 14, 2022	By:	/s/ Jack Preston
Jack Preston
Chief Financial Officer